EXHIBIT 3.1

              RESTATED CERTIFICATE OF INCORPORATION
                                OF
                   LONE STAR INDUSTRIES, INC.
     1.  Name.  The name of the Corporation is Lone Star
Industries, Inc.
     2.  Registered Office and Agent.  The address of the
Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New
Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.
     3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General
Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.
     4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $.01 per share.
     5. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.
     6. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
     7. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.
     8. Limitation on Liability. To the fullest extent that elimination or limitation of the liability of directors is permitted by law, as the same is now or may hereafter be in effect, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.
     9. Miscellaneous. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation
Law.
     10. Indemnification. The Corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the Corporation.